UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             CURRENT REPORT Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of report (Date of earliest event reported)  September 17, 2004

                             Forgent Networks, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

        0-20008                                           74-2415696
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(Commission File Number)                      (IRS Employer Identification No.)

          108 Wild Basin Road
          Austin, Texas                                              78746
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         (Address of Principal Executive Offices)                    (Zip Code)

                                 (512) 437-2700
-------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


-------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02   Results of Operations and Financial Condition

     On September 17, 2004, the registrant announced its financial results for the fiscal 2004 fourth quarter and the fiscal year ending July 31, 2004 by issuing a press release. Also, on September 17, 2004, the registrant hosted a conference call with investors concerning its financial results for the fiscal quarter ended July 31, 2004. The full text of the press release issued in connection with the announcement and the transcript of the related conference call are furnished as Exhibit No. 99.1 and Exhibit No. 99.2, respectively, to this report. This information shall not be deemed "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The press release contains and may implicate, forward-looking statements regarding the registrant and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Section 9 - Financial Statements and Exhibits

9.01     Financial Statements and Exhibits

         (a) Not applicable.

         (b) Not applicable.

         (c) Exhibits.

         Exhibit 99.1 Press Release dated September 17, 2004 (furnished pursuant to Item 2.02)

         Exhibit 99.2 Transcript of Earnings Call held on September 17, 2004 (furnished pursuant to Item 2.02)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 17, 2004                    Forgent Networks, Inc.


                                             By:   /s/Richard N. Snyder
                                             Name:    Richard N. Snyder
                                             Title:   Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.             Description

99.1                    Press  Release  dated  September  17,  2004
                        (furnished pursuant to Item 2.02)

99.2 Transcript of Earnings Call held on September 17, 2004 (furnished pursuant to Item 2.02)

                                                                  Exhibit 99.1

For Immediate Release                                 [GRAPHIC OMITTED]


Press contact:  Nelson Duffle                Investor contact:  Michael Noonan
512.437.2532                                 512.437.2476
nelson_duffle@forgent.com                    michael_noonan@forgent.com

      Forgent Announces the Results for the 2004 Fiscal Fourth Quarter and
                                2004 Fiscal Year
     $5.5 million in IP license revenues for the 2004 fiscal fourth quarter

AUSTIN, Texas, Sep. 17, 2004 - Forgent(TM) Networks (Nasdaq: FORG) today announced the results for the 2004 fiscal fourth quarter and fiscal year ended July 31, 2004. During the 2004 fiscal fourth quarter, total revenues increased to approximately $6.2 million compared to $0.8 million for the third fiscal quarter of 2004. Other highlights for the fiscal fourth quarter include:

o Increased revenues from the intellectual property program to more than $5.5 million

o Realized the first major intellectual property license since the initiation of litigation

o    Grew NetSimplicity software revenues by 35% over the third fiscal quarter

o    Achieved a 29% decline in operating expenses over the prior quarter

o Improved cash, cash equivalents and short-term investments to approximately $21.5 million

"We are continuing to make progress with the overall performance of the company and particularly the intellectual property program where we granted the first significant license since we initiated litigation," said Richard Snyder, chairman and CEO of Forgent. "In addition, the software business continues to improve and with the addition of new products and marketing initiatives, we expect that trend to continue. Currently, we are focusing on increasing shareholder value through our intellectual property program, and growing the software business."

Intellectual Property

The intellectual property program revenues were approximately $5.5 million for the fourth quarter of fiscal 2004 compared to $0.3 million for the fiscal third quarter of 2004, as a result of licensing Forgent's still-image compression technology, embodied in U.S. Patent No. 4,698,672 (`672 Patent). As an evolution of the company's intellectual property program, Forgent initiated litigation against 42 companies for infringement of the `672 Patent in the United States
District Court for the Eastern District of Texas, Marshall Division. Subsequently, two companies have been dismissed as defendants from the litigation as a result of reaching final agreements.

Since its inception, the intellectual property program has generated approximately $95 million from licensing the `672 Patent to more than 30 different companies in Asia, Europe and the United States. The `672 Patent relates to digital image compression, and fields of use include any digital still image device used to compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

NetSimplicity software revenues grew by approximately 35% for the fourth quarter of fiscal 2004 compared to the third quarter of fiscal 2004. NetSimplicity, now with more than 1,000 customers worldwide, provides low-cost, high-value business applications to small and medium businesses and divisions of large enterprises. NetSimplicity's flagship product, Meeting Room Manager, enables customers to schedule conference rooms, catering and other resources with a few clicks of the mouse, thereby increasing productivity and reducing costs. In addition, NetSim sells other high-value business applications, such as IT asset management, via its same low-cost e-marketing and telesales model.

Fiscal Fourth Quarter Results

Revenue increased to $6.2 million for the fiscal fourth quarter compared to $0.8 million for the 2004 fiscal third quarter, reflecting a meaningful increase in intellectual property licensing revenues over the prior quarter. Gross margins improved to $3.2 million for the fiscal fourth quarter compared to $0.4 million for the 2004 fiscal third quarter. Overall expenses declined by approximately 29% to $3.5 million compared to $4.9 million for the 2004 fiscal third quarter as part of a continuing effort to reduce operating expenses. Net loss from continuing operations was $0.2 million or $0.01 per share for the fourth fiscal quarter of 2004 compared to a net loss of $4.4 million or $0.18 per share for the third fiscal quarter of 2004. Cash, cash equivalents and short-term investments were approximately $21.5 million.

Outlook

Forgent has continued efforts to license the `672 Patent and expects to continue to generate license revenues in the 2005 fiscal year. As a result, Forgent anticipates additional IP licensing revenues during the pendency of the recently filed patent litigation. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation. Forgent believes that NetSimplicity software revenue for the first fiscal quarter of 2005 will grow.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Fri, Sep. 17, 2004, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook.

To participate, dial 800-591-6945 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 30093130. International callers should dial 617-614-4911 and use a pass code of 30093130. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent(TM) Networks (Nasdaq: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity, provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company's license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                  Forgent Networks Consolidated Balance Sheets
                  (Amounts in thousands, except per share-data)

                                                                               JULY 31,
                                                                     ------------------------------
                                                                           2003           2004
                                                                     --------------   -------------
ASSETS

 Current assets:
     Cash and equivalents, including restricted cash
       of $730 and $650 at July 31, 2003 and
       July 31, 2004, respectively                                   $     21,201    $    19,051
     Short-term investments                                                 3,845          2,490
     Accounts receivable, net of allowance for doubtful
       accounts of $0 and $26 at July 31, 2003 and July
       31, 2004, respectively                                               9,457            398
     Notes receivable, net of reserve of $639 and $848 at
        July 31, 2003 and July 31, 2004, respectively                                         --
                                                                               74
     Prepaid expenses and other current assets                                415            386
                                                                     ------------    -----------
        Total current assets                                               34,992         22,325

 Property and equipment, net                                                2,158          3,165
 Intangible assets, net                                                     5,042            258
 Capitalized software                                                       4,827             --
 Other assets                                                                 230            267
                                                                     ------------    -----------
                                                                     $     47,249    $    26,015
                                                                     ============    ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
     Accounts payable                                                $      3,178    $     1,509
     Accrued compensation and benefits                                        683            290
     Other accrued liabilities                                              1,661          1,060
     Notes payable, current portion                                           323            348
     Deferred revenue                                                         281            525
                                                                     ------------     ----------
        Total current liabilities                                           6,126          3,732

Long-term liabilities:
     Deferred revenue                                                          59             14
     Other long-term obligations                                            1,810          2,769
                                                                     ------------    -----------
        Total long-term liabilities                                         1,869          2,783

Stockholders' equity:
   Preferred stock, $.01 par value; 10,000 authorized; none
      issued or outstanding                                                    --             --
   Common stock, $.01 par value; 40,000 authorized; 26,172
      and 26,625 shares issued, 24,588 and 24,871 shares
      outstanding at July 31, 2003 and July 31, 2004,
      respectively                                                            261            266
   Treasury stock, 1,584 and 1,754 at July 31, 2003 and
      July 31, 2004                                                        (4,231)        (4,726)
   Additional paid-in capital                                             263,875        264,582
   Accumulated deficit                                                   (219,991)      (240,631)
   Unearned compensation                                                      (28)            --
   Accumulated other comprehensive income                                    (632)             9
                                                                     ------------    ------------
        Total stockholders' equity                                         39,254         19,500
                                                                     ------------    ------------
                                                                     $     47,249    $    26,015
                                                                     ============    ============

             Forgent Networks Consolidated Statements of Operations
                  (Amounts in thousands, except per-share data)

                                                                                                              For the
                                                                                 For the                Twelve Months Ended
                                                                           Three Months Ended                 July 31,
                                                                      ------------------------------    -------------------------
                                                                         July 31,       April 30,
                                                                           2004           2004             2004           2003
                                                                       (Unaudited)      (Unaudited)
                                                                      --------------   -------------    --------------  ---------
Revenues:
            Software and professional services                         $         659   $        549      $     2,999    $  4,363
            Intellectual property licensing                                    5,517            267           14,454      48,935
            Other                                                                 --             --               22         566
                                                                      --------------- --------------  ---------------- ----------
               Total revenues                                                  6,176            816           17,475      53,864
                                                                      --------------- --------------  ---------------- ----------

Cost of sales:
            Software and professional services                                   205            269             6,925      3,338
            Intellectual property licensing                                    2,759            134             7,227     24,471
            Other                                                                 --             --                24        497
                                                                      --------------- --------------  ---------------- ----------
               Total cost of sales                                             2,964            403            14,176     28,306
                                                                      --------------- --------------  ---------------- ----------
            Gross margin                                                       3,212            413             3,299     25,558
                                                                      --------------- --------------  ---------------- ----------

Operating expense:
            Selling, general and administrative                                2,541          3,292            12,250     11,013
            Research and development                                             909            918             4,060      3,869
            Impairment of assets                                                  --             --             6,989      1,140
            Restructuring charge                                                  --            628               628         --
            Amortization of intangible assets                                     12             12                41         --
                                                                      --------------- --------------  ---------------- ----------
               Total operating expenses                                        3,462          4,850            23,968     16,022
                                                                      --------------- --------------  ---------------- ----------

(Loss) income from operations                                                  (250)        (4,437)          (20,669)      9,536
                                                                      --------------- --------------  ---------------- ----------

Other income (expense):
            Interest income                                                       49             49               213        160
            Foreign currency translation                                          29           (22)             (625)          -
            Interest expense and other                                           (4)            (6)             (110)       (195)
                                                                      --------------- --------------  ---------------- ----------
               Total other income (expense)                                       74             21             (522)        (35)
                                                                      --------------- --------------  ---------------- ----------

(Loss) income from continuing operations, before income taxes                  (176)        (4,416)          (21,191)      9,501
Provision for income taxes                                                      (22)             --              (22)      (126)
                                                                      --------------- --------------  ---------------- ----------
(Loss) income from continuing operations                                       (198)        (4,416)          (21,213)      9,375
Income from discontinued operations, net of income taxes                          --             --                --        599
Income (loss) on disposal, net of income taxes                                    --             --               573     (1,954)
                                                                      --------------- --------------  ---------------- ----------
Income (loss) from discontinued operations, net of income taxes                   --             --               573     (1,355)
                                                                      --------------- --------------  ---------------- ----------
Net (loss) income                                                     $        (198)   $    (4,416)          (20,640)      8,020
                                                                      =============== ==============  ================ ==========
Basic (loss) income per share:
(Loss) income from continuing operations                              $       (0.01)  $     (0.18)        $    (0.85)   $   0.38
                                                                      =============== ==============  ================ ==========
(Loss) income from discontinued operations                            $           --  $        --     $         0.02    $  (0.05)
                                                                      =============== ==============  ================ ==========
Net (loss) income                                                     $       (0.01)  $     (0.18)    $        (0.83)   $   0.33
                                                                      =============== ==============  ================ ==========
Diluted (loss) income per share:
(Loss) income from continuing operations                              $       (0.01)  $     (0.18)    $        (0.85)   $   0.37
                                                                      =============== ==============  ================ ==========
(Loss) income from discontinued operations                            $          --   $       --      $          0.02   $  (0.05)
                                                                      =============== ==============  ================ ==========
Net (loss) income                                                     $       (0.01)  $     (0.18)    $         (0.83)  $    0.32
                                                                      =============== ==============  ================ ==========
Weighted average shares outstanding:
            Basic                                                             24,883         24,802            24,731     24,660
            Diluted                                                           24,883         24,802            24,731     25,201



                                                                    EXHIBIT 99.2


                                FINAL TRANSCRIPT

FORG - Q4 2004 Forgent Earnings Conference Call

------------------------------------------------------------------------------
Michael Noonan  - Forgent - Director of Investor Relations

Well, thank you, Andrea, and welcome everybody to Forgent's conference call. Before we start, I'd like to mention that some of the statements made by management during this call might include projections, estimates and other forward-looking information. This would include other information about the Company's outlook.

These particular forward-looking statements and all those statements that are made on this call that are not historical facts are subject to a number of risks and uncertainties that could affect our outcome. You are urged to considerate the risk factors relating to the company's business contained in our latest periodic reports on file with the Securities and Exchange Commission. These risk factors are important and they could cause actual results to differ materially.

This call is being recorded on behalf of Forgent and is copyrighted material. It cannot be recorded or rebroadcast without the Company's express permission, and your participation implies consent to the call's recording. After we've completed our review of the quarter, we will open the call up for questions from the financial analyst community. I'd like to now turn the call over to Richard Snyder, Chairman and Chief Executive Officer of Forgent. Richard?

-------------------------------------------------------------------------------
Richard Snyder  - Forgent - Chairman, Chief Executive Officer

Thanks, Michael. Good morning and thank you for attending Forgent's 2004 fiscal fourth quarter conference call. With me this morning are a few people that I will introduce: Jay Peterson, Vice President and Chief Financial Officer, Jamie Stevens who is our Chief Adviser on intellectual property, and Nancy Harris, the General Manager of our NetSimplicity software division. As customary for these calls, I will comment on our results, and have Jay give you some additional details around the numbers, and then we will open it up for questions.

The major theme last quarter was to take specific action to improve overall performance of the Company. I believe we made some solid progress, and it brought us further clarity to those areas of the business we will continue to drive to do even better.

As you know, we have two business segments and I'd like to comment on both. First, intellectual property licensing, and second, the NetSimplicity software business. Okay, on IP. We see steady progress in this program, and that makes us optimistic about the future. It's very important at this stage to take the necessary steps to ensure that the lawsuits that we have filed will be successful, so that we can recover in full measure from those who are infringing on our '672 compression patent.

We are also continuing every effort to reach agreements outside of litigation, and we were successful with two defendants and are continuing the dialog with many others, who see the benefit of coming forward early to settle with us and to be dismissed from this lawsuit. On this evidence, we are optimistic that other defendants and other companies yet to be named in the lawsuit might choose to license the patent. Those recoveries can obviously provide significant cash to our company.

To keep you informed, we have also added additional links to our website to give visibility to the details of the various court filings that are relevant to this lawsuit. We remain confident about the process, and we have not seen anything from the defendants that would change our plans.

Our NetSimplicity software division grew over 35% last quarter, and is on track to break even by the end of this year. This is a healthy and attractively growing business with significant margins. We believe NetSimplicity will continue to grow as we bring on new products and promotions, as well as expand the distribution, particularly on an international front. We now have partners in the United Kingdom, Germany, and Australia.

We have a small amount of ALLIANCE activity remaining, that is focused on supporting existing customers through paid maintenance contracts. We have stopped the investment in ALLIANCE, and we now have two or three employees where there were once 40 or 50. We are continuing to seek alternatives for partnering and have spoken to several companies who have expressed an interest in purchasing the code. In the meantime, we have a responsibility to our customers and we will, of course, honor those commitments.

We also continue to seek other ways to return shareholder value. We have repurchased shares when appropriate, and consider other strategies as well. If we were able to prevail in our IT litigation, we believe there will be even more options available in the future. Perhaps as a special dividend or even a tender offer. But let me caution you: These lawsuits can be lengthy and that puts us some time away from that goal.

On another note, we have been asked by some of our long-term shareholders about the potential of acquisition activity. This is an option, but let me be very clear. We would only proceed with a transaction that would produce cash very early, and provide a significant growth engine for the future. It would also need to be a good fit to our areas of understanding and technology. We continue to look very carefully for a strategic, public or private business or product line to acquire or partner, that has growth, profitability, and is of an appropriate size. We have already considered several options, and were not satisfied with the fit to the criteria that we have outlined.

Lastly, I want to discuss other patent activity. Several months ago, we announced Baker Botts was going to assist us with some other patents we have in our portfolio. Unfortunately, Baker Botts was not able to continue, due to some unforeseen conflicts. These patents represent many products in diverse markets, and those conflicts were not readily apparent at the outset. However, they have been working closely with us to assist us in moving those patents to a new law firm, along with the work they were already able to accomplish.

We are seeking alternatives, including bringing on perhaps, new firms to help us with the IP program, as well as other strategies, such as brokering, or perhaps even selling some of these patents. We will keep you apprised of the progress of this activity as it goes along.

So in summary, Number 1, we remain very optimistic about the intellectual property program, and the litigation process to date. NetSimplicity continues to grow rapidly and provide a solid margin base, and from a corporate perspective, we will continue to drive down expenses and overhead, preserve or grow cash and look for ways of returning shareholder value through a variety of means.

Now I'm going to turn it over to Jay for some specific financial results.

-------------------------------------------------------------------------------
Jay Peterson  - Forgent - Vice President, Chief Financial Officer

Thank you, Dick. First let me talk about the revenue performance for the quarter. Total revenue increased significantly during the quarter, due to improved intellectual property revenues and software revenues. Let me now discuss those two segments for you in greater detail.

As I mentioned last quarter, we noticed that our negotiations with potential licensees were not productive, resulting in declining intellectual property revenues. In April, and then again in August, we initiated litigation against 42 companies regarding the '672 patent. During this last quarter, we realized an increase in revenue and settled with one of the defendants in the case.

Subsequent to the end of the fourth fiscal quarter, we settled with another defendant, and we are currently in discussions with other defendants and nondefendants regarding licensing agreements. Regarding litigation, we believe that the process is on track, and we have not learned of any new information that would negatively impact our position.

Total software revenues for the quarter grew by 20%, led by a 35% increase in NetSimplicity revenues. Note that both NetSimplicity units and ASPs, average selling prices, grew this past quarter. We are also seeing positive trends in certain verticals, including legal, education, healthcare, financial, and pharmaceuticals. ALLIANCE revenues were essentially flat with the prior quarter. Note that these ALLIANCE revenues are maintenance contracts related to support of existing customers, and are not from new software license sales.

Let me briefly discuss gross margins. Margins for intellectual property business this last quarter were 50%, with one half of the proceeds going to our law firm, Jenkens and Gilchrist, as part of the existing success fee arrangement with that firm. Our software business generated margins of 69%, an increase of 18 percentage points over the previous quarter.

Let me now discuss operating expenses. Consistent with previous guidance, our total operating expenses decreased significantly. This last quarter, we reduced SG&A expenses, R&D expenses, and Other infrastructure costs by a total of 29%. Also, we have moved the majority of our development efforts to our NetSimplicity office in Vancouver, where we realize lower operating costs. Note that we are planning additional overall spending reductions for this quarter while maintaining our investment in our software business, and also increasing spending in our IP segment.

Our headcount as of today is 32 full-time employees, down from 44 at the end of April, and 103 at the end of January. In terms of the income statement, we significantly narrowed the loss for the quarter to $200,000, or approximately 1 cent per share loss, nearly getting to breakeven. As you can calculate, we need only approximately $5.5 million to $6 million in intellectual property license revenue per quarter to be profitable. And that is without growing software from its current revenue base, or by further reducing expenses.

In terms of our balance sheet, our balance sheet remains strong. At the end of July, we were able to grow cash by $400,000, approximately $.02 a share, to $21.5 million dollars, including the cash impact of a modest security repurchase. Working capital was over $18.6 million, an improvement over the prior quarter by approximately a half a million dollars. Also, our current ratio improved to 6:1, a slight improvement over the prior quarter's 5.7.

Let me switch to guidance, please. First off, we will achieve IP license revenue this current quarter, and again, while predicting the exact timing of IP revenues remains difficult, we are forecasting intellectual property revenue throughout the next fiscal year. We anticipate that we will reduce our operating expenses again, and this quarter we anticipate that reduction to be in the range of 10% to approximately 3.2 million.

We believe that the NetSimplicity business will continue to grow, and will generate cash in the second or third fiscal quarter of this current year. We are forecasting this business to be profitable later this year, and we believe that we will have to invest an additional one half million dollars in cash over that period, for NetSimplicity to achieve profitability.

Last point, we are forecasting our cash balances to remain healthy and to maintain strong working capital. I would now like to turn the call over to Michael Noonan.


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Michael Noonan  - Forgent - Director of Investor Relations

Well, thanks, gentlemen. And with that, I'd like to open up the meeting for Q&A from the analysts. And I'll ask Andrea to coordinate the session.



QUESTION AND ANSWER

-------------------------------------------------------------------------------
Operator

Ladies and gentlemen, this is the question-and-answer session. If you'd like to ask a question or make a comment, please key star followed by 1 on your touch-tone phone. Questions will be taken in the order that they are received. Again, star 1 for questions. Our first question comes from Carter Mansbach from Concord Equity Group, please proceed.

-------------------------------------------------------------------------------
Carter Mansbach  - The Concord Equity Group - Analyst

Good morning, fellows.

-------------------------------------------------------------------------------
Richard Snyder  - Forgent - Chairman, Chief Executive Officer

Good morning, Carter.

-------------------------------------------------------------------------------
Carter Mansbach  - The Concord Equity Group - Analyst

I have two questions, one regarding the Dwork and Maxwell case, where these two attorneys who originally were on the case are suing Jenkens regarding Forgent's lawsuits. There were statements in there quite intriguing, one being the fact that the JPEG patent could bring hundreds of millions of dollars to the bottom line for Jenkens, which I guess in turn would be the same for you. My question is, do you agree with that statement? And what are your feelings on it? Secondly, in the way of Adobe, and the 5.5 million that was settled, could we expect the 42 companies that are currently being sued, the 5.5 million is an average, is it a low number, is it a high number? Where does that fit into the whole realm of it? I want to know if Adobe, 5.5 million is the average that we should look for, in the companies that the company is going after.

-------------------------------------------------------------------------------
Richard Snyder  - Forgent - Chairman, Chief Executive Officer

Let me comment on the first part, the Dwork and Maxwell case. Obviously this is an issue between two former employees at Jenkens, and it is not something relative to Forgent, per se. We find that the information that is in that case is also interesting. We think that, you know, their estimates are certainly valid within the context of what we know about the IP business, and I think, you know, I think they obviously have a right to their opinion as well. So I think that's really all I can comment with regard to that part of the case. Jay, would you like to comment on the second part of that question?

-------------------------------------------------------------------------------
Jay Peterson  - Forgent - Vice President, Chief Financial Officer

Sure, Dick. Thanks for the easy question, Carter. Let me tell you what we know in terms of what's actually happened over the program. We have had some very significant licenses from companies that we call tier one companies, and we've had some smaller license from what we call tier 2, tier 3 and tier 4. If I take the average of the 30-odd licensees thus far, it's around 3.25 million dollars per license. We've got about 40 people we're in litigation with, and as you recall, there are many people, other than the current litigants that we have either noticed or are currently in discussions with.

In terms of looking forward, I think we will see some very large companies that we will possibly license tier 1, and we will see, again, tier 2, tier 3 and tier
4. How the average changes over time and in the future, it's very difficult to predict, Carter.

-------------------------------------------------------------------------------
Carter Mansbach  - The Concord Equity Group - Analyst

Can I just ask you, would tier 1 be considered a Sony, 20 million plus? And are there many, like, can you give me a number of how many tier 1 companies there are?

-------------------------------------------------------------------------------
Jay Peterson  - Forgent - Vice President, Chief Financial Officer

Sony would definitely have been a tier 1. There are more than a handful of tier 1 going forward.

-------------------------------------------------------------------------------
Carter Mansbach  - The Concord Equity Group - Analyst

Okay. Thank you.

-------------------------------------------------------------------------------
Operator

Our next question is from Michael James from Keukenhof Capital Management. Please proceed.

-------------------------------------------------------------------------------
Michael James  - Keukenhof Capital Management - Analyst

For the past few years the company burned through in excess of $25 million with the ALLIANCE software. During such time management has received bonuses and stock option grants. In the past I've raised questions about management's high compensation and inability to enhance shareholder value. What is being done about your compensation? Why do you think NetSimplicity will be profitable when you never achieved the forecast for ALLIANCE? And why do you think that you can be successful with an acquisition when your history shows that you have not been able to? Thank you.

-------------------------------------------------------------------------------
Richard Snyder  - Forgent - Chairman, Chief Executive Officer

Is that one question or --

-------------------------------------------------------------------------------
Michael James  - Keukenhof Capital Management - Analyst

It's actually three big questions.

-------------------------------------------------------------------------------
Richard Snyder  - Forgent - Chairman, Chief Executive Officer

Okay, fine, I'll be happy to start with that. With regard to compensation, we use the standard methods within the industry to find competitiveness with our pay ranges. We have not paid any incentive compensation through the last year, due to the financial condition of the company, nor have pay raises been implemented. So there has been no movement in compensation, which I think is appropriate as the company reforms and goes through this process.

Number 2, the reason that NetSimplicity is successful, is being successful, and is not the same as ALLIANCE, it's a totally different business model. ALLIANCE was a enterprise software play, which required a high degree of direct sales content. It was also a very high ASP of around 200,000 to 300,000 at minimum, and NetSimplicity is a very small, simple business package that's focused at small and medium-sized businesses in more the $2,000 to $3,000 range. And is really scoped at an entirely different audience.

Third, with regard to an acquisition, as I stated, we are being very cautious as we look forward to what might be appropriate in terms of growth and profitability. And acquisitions in the past have been more speculatively done. We will make sure that that is to a minimum. But if we are going to find a growth engine to replace our intellectual property as that declines over time, I think it's important for us to find a business that will be complimentary and to add to the business mix. I believe that that's consistent with what our shareholders would want to do.

-------------------------------------------------------------------------------
Jay Peterson  - Forgent - Vice President, Chief Financial Officer

And thank you for the question.

-------------------------------------------------------------------------------
Operator

Ladies and gentlemen, this concludes your question-and-answer portion for today's call. I would now like to turn the presentation back to Michael Noonan for closing remarks.

-------------------------------------------------------------------------------
Michael Noonan  - Forgent - Director of Investor Relations

Well, thanks very much. And we appreciate everybody's participation. Just as a reminder, Forgent is going to be at the Merriman Curhan Ford Investor Summit in San Francisco next Monday and Tuesday, if you're attending the conference or in the Bay area, we hope to see you there. Thank you again for listening, we look forward to speaking with you soon. Good-bye for now.

-------------------------------------------------------------------------------
Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Good day.


===============================================================================
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